SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.


AIM DYNAMICS
FOR PERIOD ENDING 01/31/2006
FILE NUMBER 811- 1474
SERIES NO.:  1

74U.    1.   Number of shares outstanding (000's Omitted)
             Class A                             1,937
        2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
             Class B                               230
             Class C                               483
             Class R                                 1
             Investor Class                     93,134
             Institutional Class                 2,579

74V.    1.   Net asset value per share (to nearest cent)
             Class A                         $    19.54
        2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
             Class B .                       $    18.98
             Class C                         $    18.62
             Class R                         $    19.53
             Investor Class                  $    19.54
             Institutional Class             $    20.00